EXHIBIT 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF REORGANIZATION

by and among

TEXAS UNITED BANCSHARES, INC.,

STATE BANK

and

THE EXPRESS BANK OF TEXAS

Dated as of October 26, 2005

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(continued)

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v

LIST OF SCHEDULES

Schedule 3.2(c)	Commitments to Issue Stock
Schedule 3.2(d)	Voting Trusts and Buy-Sell Agreements
Schedule 3.4	Investments
Schedule 3.6(a)	Real Property and Leases
Schedule 3.7	Personal Property
Schedule 3.9	Litigation
Schedule 3.10(b)	Tax Return Extensions
Schedule 3.10(d)	Income Tax Returns
Schedule 3.11	Loan Portfolio
Schedule 3.12(a)	Past Due Loans
Schedule 3.12(b)	Watch List
Schedule 3.13	Contracts and Commitments
Schedule 3.14(a)	Insurance Policies
Schedule 3.15	No Conflict
Schedule 3.18	Employment Relations
Schedule 3.19(a)	Employee Benefit Plans
Schedule 3.20	Deferred Compensation Arrangements
Schedule 3.26	Intellectual Property
Schedule 3.27	Bank Secrecy Act
Schedule 3.28	List of Shareholders
Schedule 5.2(b)(xvi)	Capital Expenditures

AGREEMENT AND PLAN OF REORGANIZATION

This Agreement and Plan of Reorganization (the “Agreement”) dated as of October 26, 2005, is by and among Texas United Bancshares, Inc. (“Texas United”), a Texas corporation and financial holding company pursuant to the Gramm-Leach-Bliley Act and bank holding company registered under the Bank Holding Company Act of 1956, as amended (“BHC Act”), State Bank (the “Bank”), a Texas banking association and wholly owned subsidiary of Texas United, and The Express Bank of Texas (“Express”), a Texas banking association located in Round Rock, Texas.

WHEREAS, Express desires to affiliate with Texas United and the Bank and Texas United and the Bank desire to affiliate with Express by merging Express with and into the Bank, with the Bank as the surviving entity (the “Merger”); and

WHEREAS, Texas United, the Bank and Express believe that the merger of Express into the Bank in the manner provided by, and subject to the terms and conditions set forth in, this Agreement and all exhibits, schedules and supplements hereto is desirable and in the best interests of their respective shareholders; and

WHEREAS, for federal income tax purposes, it is intended that the Merger qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder and that this Agreement is intended to be and hereby is adopted as a plan of reorganization within the meaning of Section 368(a) of the Code; and

WHEREAS, the respective Boards of Directors of Texas United, the Bank and Express have approved this Agreement and the transactions proposed herein substantially on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of such premises and the mutual representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as set forth below.

INTRODUCTION

This Agreement provides for the Merger of Express with and into the Bank with the Bank as the surviving entity, all pursuant to this Agreement. In connection with the Merger, Texas United will acquire all of the issued and outstanding shares of common stock, $5.00 par value, of Express (“Express Stock”).

I. THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, Express shall be merged with and into the Bank (which, as the surviving bank, is hereinafter referred to as “Surviving Bank” whenever reference is made to it at or after the Effective Time (as defined in Section 8.2 hereof)) pursuant to the provisions of, and with the effect provided in Section 32.301 of the Texas Finance Code and Article 5 of the Texas Business Corporation Act (“TBCA”).

Section 1.2 Articles of Association, Bylaws and Facilities of Surviving Bank. At the Effective Time and until thereafter amended in accordance with applicable law, the Articles of Association of Surviving Bank shall be the Articles of Association of the Bank as in effect immediately prior to the Effective Time. Until altered, amended or repealed as therein provided, the Bylaws of Surviving Bank shall be the Bylaws of the Bank as in effect immediately prior to the Effective Time. The established offices and facilities of Express immediately prior to the Merger shall become established offices and facilities of Surviving Bank. Unless and until changed by the Board of Directors of Surviving Bank, the main office of the Bank as of the Effective Time shall become the main office of Surviving Bank. Until thereafter changed in accordance with law or the Articles of Association or Bylaws of Surviving Bank, all corporate acts, plans, policies, contracts, approvals and authorizations of Express and the Bank and their respective shareholders, boards of directors, committees elected or appointed thereby, officers and agents, which were valid and effective immediately prior to the Effective Time, shall be taken for all purposes as the acts, plans, policies, contracts, approvals and authorizations of Surviving Bank and shall be as effective and binding thereon as the same were with respect to the Express and the Bank, respectively, as of the Effective Time.

Section 1.3 Board of Directors and Officers of Surviving Bank. At the Effective Time and until thereafter changed in accordance with the law or the Articles of Association or Bylaws of Surviving Bank, the members of the Board of Directors of the Bank at the Effective Time shall become the Board of Directors of Surviving Bank. At the Effective Time and until thereafter changed in accordance with the law or the Articles of Association or Bylaws of Surviving Bank, the officers of Texas United immediately prior to the Effective Time shall become the officers of Surviving Bank.

Section 1.4 Effect of Merger. At the Effective Time, the corporate existence of Express and the Bank shall, as provided in the provisions of law heretofore mentioned, be merged and continued in Surviving Bank, and Surviving Bank shall be deemed to be a continuation in entity and identity of Express and the Bank. All rights, franchises and interests of Express and the Bank, respectively, in and to any type of property and choses in action shall be transferred to and vested in Surviving Bank by virtue of such Merger without reversion or impairment, without further act or deed and without any assignment having occurred, but subject to any existing liens or other encumbrances thereon. The Merger shall have all other effects set forth in Article 5.06 of the TBCA.

Section 1.5 Liabilities of Surviving Bank. At the Effective Time, Surviving Bank shall be liable for all liabilities of Express and the Bank. All debts, liabilities, obligations and contracts of Express and of the Bank, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account, or records of Express or the Bank, as the case may be, shall be those of Surviving Bank and shall not be released or impaired by the Merger. All rights of creditors and other obligees and all liens on property of either Express or the Bank shall be preserved unimpaired subsequent to the Merger.

Section 1.6 Approvals and Notices. Subject to the terms of this Agreement, this Agreement shall be submitted to the shareholders of Express and the sole shareholder of the Bank in accordance with the applicable provisions of law and the Articles of Association and Bylaws of Express and the Bank, respectively. Express and the Bank shall proceed expeditiously and cooperate fully in the procurement of any other consents and approvals and the taking of any other actions in satisfaction of all other requirements prescribed by law or otherwise necessary for consummation of the Merger on the terms herein provided, including, without limitation, the preparation and submission of all necessary filings, requests for waivers and certificates with the Securities and Exchange Commission (“SEC”), Board of Governors of the Federal Reserve System (“Federal Reserve”), the Federal Deposit Insurance Corporation (“FDIC”) and the Texas Department of Banking (“TDB”).

Section 1.7 Modification of Structure. Notwithstanding any provision of this Agreement to the contrary, Texas United may elect, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the transactions contemplated hereby so long as (i) there are no material adverse federal income tax consequences to the shareholders of Express as a result of such modification, (ii) the consideration to be paid to holders of Express Stock under this Agreement is not thereby changed in kind or reduced in amount solely because of such modification and (iii) such modification will not be likely to materially delay or jeopardize receipt of any required regulatory approvals. In the event of such election, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such election.

II. MERGER CONSIDERATION AND EXCHANGE PROCEDURES

Section 2.1 Merger Consideration.

(a) The aggregate consideration to be paid by Texas United to the shareholders of Express in the Merger shall be $9,350,000, consisting of cash in the amount of $4,675,000 (“Cash Consideration”) and shares of Texas United Common Stock valued at $4,675,000 (“Stock Consideration,” and collectively with the Cash Consideration, the “Merger Consideration”). As of the date hereof, Express has 550,000 shares of Express Stock issued and outstanding.

(b) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of Express Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares (as defined in Section 2.3 hereof)) , shall, subject to the conditions hereinafter stated, be converted into and exchanged for (i) an amount of cash equal to $8.50 (“Per Share Cash Consideration”) and (ii) a number of shares of common stock, par value $1.00 per share, of Texas United (“Texas United Common Stock”), with an aggregate market value equal to the quotient obtained by dividing $8.50 by the Average Trading Price (as defined below) of Texas United Common Stock (rounded to nearest ten thousandth). At the Effective Time, all such shares of Express Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive the Merger Consideration.

(c) The “Average Trading Price” of Texas United Common Stock shall be the average of the closing sale price per share of Texas United Common Stock on The Nasdaq Stock Market, Inc. National Market System (“Nasdaq”) (as reported in The Wall Street Journal or, if not reported thereby, another alternative source as chosen by Texas United) for the twenty (20) consecutive trading days ending on and including the tenth trading day preceding the Closing Date.

(d) Each share of Express Stock held in the treasury of Express and each share of Express Stock owned by any direct or indirect wholly owned Subsidiary (as defined in Section 13.1 hereof) of Express immediately prior to the Effective Time shall be cancelled without any conversion and no payment or distribution shall be made with respect thereto.

(e) Notwithstanding anything herein to the contrary, Texas United will not issue any certificates or scrip representing fractional shares of Texas United Common Stock otherwise issuable pursuant to the Merger. In lieu of the issuance of any such fractional shares, Texas United shall pay to each former holder of Express Stock otherwise entitled to receive such fractional share an amount of cash determined by multiplying (i) the average of the closing sale price per share of Texas United Common Stock on The Nasdaq Stock Market, Inc. National Market System (“Nasdaq”) (as reported by The Wall Street Journal or, if not reported thereby, another alternative source as chosen by Texas United) on the fifth trading day immediately prior to the Closing Date by (ii) the fraction of a share of Texas United Common Stock which such holder would otherwise be entitled to receive pursuant to this Section 2.1.

(f) Notwithstanding anything herein to the contrary, no shareholder of Express shall be entitled to receive shares of Texas United Common Stock in exchange for shares of Express Stock, and Texas United shall not be required to issue shares of Texas United Common Stock to any shareholder of Express, unless the shareholder establishes to Texas United’s reasonable satisfaction that such shareholder satisfies the definition of an “accredited investor” contained in Rule 501 of Regulation D promulgated by the SEC or that the shareholder has designated in writing a “purchaser representative” as defined in Rule 501. In the event that in Texas United’s reasonable belief any shareholder of Express shall not satisfy the definition of an “accredited investor” contained in such rule or has not designated a “purchaser representative” as defined in Rule 501, such shareholder shall not receive shares of Texas United Common Stock in exchange for shares of Express Stock. Instead of shares of Texas United Common Stock, such shareholder’s shares shall be converted into the right to receive, and such shareholder shall receive, an amount in cash equal to the Merger Consideration, determined after giving effect to any reductions provided for in Section 2.2 of this Agreement. In such event, Texas United shall make an appropriate and equitable adjustment to the number of shares of Texas United Common Stock to be received by other shareholders of Express who do satisfy the definition of “accredited investor” to ensure that the conditions contained in Sections 10.8 and 11.4 may be satisfied. Texas United’s determinations with respect to the matters contained herein shall be final and binding on Express and its shareholders.

Section 2.2 Adjustment to Merger Consideration for Equity Capital. In the event that Express’ Equity Capital (as defined below) on the last day of the calendar month immediately preceding the Closing Date shall be less than $4,300,000, the Cash Consideration will be reduced by an amount equal to the difference between Express’ Equity Capital on the last day of the calendar month immediately preceding the Closing Date and $4,300,000. For purposes of this Agreement, “Equity Capital” shall equal the sum of the capital stock, capital surplus and retained earnings of the Company, excluding unrealized securities gains or losses, as determined pursuant to generally accepted accounting principles (“GAAP”). For purposes of the definition of Equity Capital, the amount of Equity Capital shall be affected by adjustments made for certain extraordinary items related to this Agreement and the Merger, including those made between the last day of the month preceding the Closing Date and the Closing Date, including, but not limited to reductions for (i) Express’ legal and accounting fees, (ii) fees and commissions payable to any broker, finder or investment banking firm in connection with this Agreement and the transactions contemplated hereby, (iii) the premium or additional cost incurred to provide for the continuation of certain of Express’ insurance policies pursuant to Section 5.10 hereof and (iv) any amount required to be added to the Allowance for Loan Losses pursuant to Section 5.13 hereof. Notwithstanding the foregoing, Equity Capital will not be adjusted for any adjustment required by Texas United pursuant to Section 5.8 hereof.

Section 2.3 Dissenting Shares. Each share of Express Stock issued and outstanding immediately prior to the Effective Time, the holder of which has not voted in favor of the Merger and who has delivered a written demand for payment of the fair value of such shares within the time and in the manner provided in Article 5.12 of the TBCA, is referred to herein as a “Dissenting Share.” Notwithstanding anything in this Agreement to the contrary, Dissenting Shares shall not be converted into or represent the right to receive the Merger Consideration pursuant to Section 2.1 of this Agreement unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost his right to appraisal and payment under the TBCA. If any such holder shall have so failed to perfect or shall have effectively withdrawn or lost such right, such holder’s Dissenting Shares shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration without any interest thereon.

Section 2.4 Exchange Procedures.

(a) Texas United shall deposit or cause to be deposited in trust with U. S. Stock Transfer Corporation (the “Exchange Agent”) (i) certificates representing shares of Texas United Common Stock and (ii) cash in an aggregate amount estimated to be sufficient to make the appropriate cash payments (A) of the cash portion of Merger Consideration set forth in Section 2.1 of this Agreement, (B) to holders of Dissenting Shares pursuant to Section 2.3 hereof, if any, and (C) to holders of a fraction of a share of Texas United Common Stock pursuant to Section 2.1(e) of this Agreement (such certificates and cash being hereinafter referred to as the “Exchange Fund”). The Exchange Fund shall not be used for any other purpose, except as provided in this Agreement.

(b) As soon as practicable following the Effective Time, subject to Express delivering to the Exchange Agent a list of Express shareholders as of a recent date in form and substance required by the Exchange Agent, Texas United shall use its best efforts to cause the Exchange Agent to mail to each record holder of an outstanding certificate or certificates which as of the Effective Time represented shares of Express Stock (the “Certificates”), a form letter of transmittal which will specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and contain instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash and number of shares of Texas United Common Stock provided in Section 2.1 hereof, and such Certificate shall forthwith be canceled. No interest will be paid or accrued with respect to the shares of Texas United Common Stock or the cash payable upon surrender of the Certificates. Until surrendered in accordance with the provisions of this Section 2.4, each Certificate (other than Certificates representing Dissenting Shares) shall represent for all purposes the right to receive the Merger Consideration without any interest thereon. Texas United shall use its commercially reasonable best efforts to cause the Exchange Agent to deliver the Merger Consideration to the shareholders of Express as soon as practicable following the Effective Time and the receipt by the Exchange Agent of a list of Express shareholders as of the Effective Time in form and substance required by the Exchange Agent.

(c) No dividends or other distributions declared after the Effective Time with respect to shares of Texas United Common Stock and payable to the holders thereof shall be paid to the holder of a Certificate until such holder surrenders such Certificate to the Exchange Agent in accordance with this Section 2.4. After the surrender of a Certificate in accordance with this Section 2.4, the holder thereof shall be entitled to receive any such dividends or other distributions, without interest thereon, which had become payable after the Effective Time with respect to the shares of Texas United Common Stock represented by such Certificate.

(d) After the Effective Time, the stock transfer ledger of Express shall be closed and there shall be no transfers on the stock transfer books of Express of the shares of Express Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to Texas United, they shall be promptly presented to the Exchange Agent and exchanged as provided in this Section 2.4.

(e) Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the shareholders of Express for six months after the Exchange Agent mails the letter of transmittal pursuant to Section 2.4(b) shall be delivered to Texas United upon demand, and any shareholders of Express who have not theretofore complied with the exchange procedures in this Article II shall look to Texas United only, and not the Exchange Agent, for the payment of any Merger Consideration in respect of such shares.

(f) If any certificate representing shares of Texas United Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be appropriately endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form (reasonably satisfactory to Texas United) for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Texas United Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(g) None of Texas United, Express, the Exchange Agent or any other person shall be liable to any former holder of shares of Express Stock for any Texas United Common Stock (or dividends or distributions with respect thereto) or cash properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h) In the event any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Texas United or the Exchange Agent, the posting by such person of a bond in such amount as Texas United or the Exchange Agent may direct as indemnity against any claim that may be made against the Surviving Bank with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

III. REPRESENTATIONS AND WARRANTIES OF EXPRESS

Express represents and warrants to Texas United as set forth below. Express agrees that, at the Closing, it shall provide Texas United with supplemental schedules reflecting any material changes in the information contained in the disclosure schedules (“Disclosure Schedules”) which have occurred in the period from the date of delivery of such Disclosure Schedules to the date of Closing.

Section 3.1 Organization and Authority.

(a) Express is a Texas banking association duly organized, validly existing and in good standing under the laws of the State of Texas. Express is duly authorized to conduct a general banking business, including, without limitation, all authorized deposit functions of commercial banks as well as commercial, industrial and real estate loans, installment credits, collections and safe deposit facilities subject to the supervision of the FDIC and the TDB. Express does not have trust powers and does not conduct trust activities.

(b) True and complete copies of the Articles of Association and Bylaws of Express, as amended to date, have been delivered or made available to Texas United.

(c) Express (i) does not have any Subsidiaries (as defined in Section 13.1 hereof), (ii) is not a general partner or material owner in any joint venture, general partnership, limited partnership, trust or other non-corporate entity and (iii) does not know of any arrangement pursuant to which the stock of any corporation is or has been held in trust (whether express, constructive, resulting or otherwise) for the benefit of all shareholders of Express.

(d) The deposit accounts of Express are insured by the FDIC through the Bank Insurance Fund to the fullest extent permitted by law, and all premiums and assessments due and owing as of the date hereof required in connection therewith have been paid by Express.

Section 3.2 Capitalization.

(a) The authorized capital stock of Express consists of 550,000 shares of Express Stock, 550,000 shares of which are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Express Stock are validly issued, fully paid and nonassessable and have not been issued in violation of the preemptive rights of any person or in violation of any applicable federal or state laws.

(b) There are no irrevocable proxies with respect to such shares and there are no outstanding or authorized subscriptions, options, warrants, calls, rights or other agreements or commitments of any kind restricting the transfer of, requiring the issuance or sale of or otherwise relating to any such shares of capital stock to any person.

(c) Other than as set forth in Schedule 3.2(c), there are no existing options, warrants, calls, convertible securities or commitments of any kind obligating Express to issue any authorized and unissued Express Stock.

(d) Express does not have any outstanding commitment or obligation to repurchase, reacquire or redeem any of its outstanding capital stock. Other than as set forth in Schedule 3.2(d), there are no voting trusts, voting agreements, buy-sell agreements or other similar arrangements affecting Express Stock to which Express is a party.

Section 3.3 Authority; Approvals.

(a) Express has full corporate power and authority to execute and deliver this Agreement (and any related documents), and Express has full legal capacity, power and authority to perform its obligations hereunder and thereunder and to consummate the contemplated transactions. Except for the approval of the shareholders of Express, all actions or proceedings on the part of Express necessary to execute and deliver this Agreement (and any related documents) and to consummate the contemplated transactions have been taken, all of which have been duly and validly authorized by its Board of Directors.

(b) The Board of Directors of Express has approved this Agreement and the transactions contemplated herein subject to the approval thereof by the shareholders of Express as required by law, and, other than the shareholder approval, no further corporate proceedings of Express are needed to execute and deliver this Agreement and consummate the Merger. This Agreement has been duly executed and delivered by Express and, is a duly authorized, valid, legally binding agreement of Express enforceable against Express in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles.

Section 3.4 Investments. Express has furnished to Texas United a complete list, as of June 30, 2005, of all securities, including municipal bonds, owned by Express Bank (the “Securities Portfolio”). Other than as set forth in Schedule 3.4, all such securities are owned by Express (i) of record, except those held in bearer form, and (ii) beneficially, free and clear of all mortgages, liens, pledges and encumbrances. Schedule 3.4 also discloses any entities in which the ownership interest of Express equals 5% or more of the issued and outstanding voting securities of the issuer thereof. Express is not a party to, and to the knowledge of Express, there are no voting trusts or other agreements or understandings with respect to the voting of any of the securities in the Securities Portfolio.

Section 3.5 Financial Statements.

(a) Express has furnished or made available to Texas United true and complete copies of Express’s (i) audited financial statements as of December 31, 2004 and 2003, and for the years then ended, together with the notes thereto, and (ii) unaudited financial statements as of June 30, 2005 and for the six months then ended. Express has also delivered to Texas United a true and correct copy of the Consolidated Reports of Condition and Income (“Call Reports”) filed by Express as of and for the years ended December 31, 2004 and 2003 and as of and for the six months ended June 30, 2005. The audited and unaudited consolidated financial statements and Call Reports referred to in this Section 3.5 are collectively referred to herein as the “Express Financial Statements.”

(b) Each of the Express Financial Statements fairly presents the financial position and results of operations of Express at the dates and for the periods indicated in conformity with generally accepted accounting principles (“GAAP”) applied on a consistent basis, except for the Call Reports, which fairly present the financial position of Express Bank and the results of operations at the dates and for the periods indicated and are in compliance with regulatory accounting principles.

(c) As of the dates of the Express Financial Statements referred to above, Express did not have any material obligations or liabilities, fixed or contingent, which are not fully shown or provided for in the Express Financial Statements or otherwise disclosed in this Agreement, the Disclosure Schedules or in any of the documents delivered to Texas United.

Section 3.6 Real Property Owned or Leased.

(a) Other than real property acquired through foreclosure or deed in lieu of foreclosure, Schedule 3.6(a) contains a true, correct and complete list of all real property owned or leased by Express (the “Express Real Property”). True and complete copies of all of its deeds, leases and title insurance policies for, or other documentation evidencing ownership of, the properties referred to in Schedule 3.6(a) and all mortgages, deeds of trust and security agreements to which such property is subject have been furnished or made available to Texas United.

(b) No lease with respect to any Express Real Property and no deed with respect to any Express Real Property contains any restrictive covenant that materially restricts the use, transferability or value of such Express Real Property. Each of such leases described in Schedule 3.6(a) is a legal, valid and binding obligation enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and is in full force and effect; there are no existing defaults by Express or the other party thereunder and there are no allegations or assertions of such by any party under such agreement or any events that with or without notice, lapse of time or the happening or occurrence of any other event would constitute a default thereunder.

(c) None of the buildings and structures located on any Express Real Property, nor any appurtenances thereto or equipment therein, nor the operation or maintenance thereof, violates in any material manner any restrictive covenants or encroaches on any property owned by others, nor does any building or structure of third parties encroach upon any Express Real Property, except for those violations and encroachments which in the aggregate would not reasonably be expected to cause a Material Adverse Effect on Express. No condemnation proceeding is pending or, to Express’s knowledge, threatened, which would preclude or materially impair the use of any Express Real Property in the manner in which it is currently being used.

(d) Express has good and indefeasible title to, or a valid and enforceable leasehold interest in, or a contract vendee’s interest in, all Express Real Property, and such interest is free and clear of all liens, charges or other encumbrances, except (i) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings and (ii) those liens related to real property taxes, local improvement district assessments, easements, covenants, restrictions and other matters of record which do not individually or in the aggregate materially adversely affect the use and enjoyment of the relevant real property.

(e) All buildings and other facilities used in the business of Express and its Subsidiaries are adequately maintained and, are free from defects which could reasonably be expected to materially interfere with the current or future use of such facilities.

Section 3.7 Personal Property. Other than as set forth in Schedule 3.7, Express has good title to, or a valid leasehold interest in, all personal property, whether tangible or intangible, used in the conduct of their business (the “Express Personalty”), free and clear of all liens, charges or other encumbrances, except (i) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings and (ii) such other liens, charges, encumbrances and imperfections of title as do not individually or in the aggregate materially adversely affect the use and enjoyment of the relevant Express Personalty. Subject to ordinary wear and tear, the Express Personalty is in good operating condition and repair and is adequate for the uses to which it is being put.

Section 3.8 Environmental Laws. Express and any properties or business owned or operated by any of them, whether or not held in a fiduciary or representative capacity, are in compliance with all terms and conditions of all applicable federal and state Environmental Laws (as defined below) and permits thereunder, except for such noncompliance as would not reasonably be expected to give rise, individually or in the aggregate, to a Material Adverse Effect on Express. Express has not received notice of, or has knowledge of, any violation of any Environmental Laws or of any placement, disposal or release of any materials designated as Hazardous Materials (as defined below) under the Environmental Laws in a manner that would result in a material claim or lien against it under any Environmental Laws. During the term of ownership by Express no real estate currently owned, operated, or leased (including any property acquired by foreclosure or deeded in lieu thereof) by Express, or owned, operated or leased by Express within the ten years preceding the date of this Agreement has, been designated by applicable governmental authorities as requiring any environmental cleanup or response action to comply with Environmental Laws, or has been the site of release of any Hazardous Materials. To the knowledge of Express, (i) no asbestos was used in the construction of any portion of Express’s facilities; and (ii) no real property currently owned by Express is, or has been a heavy industrial site or landfill. There are no underground storage tanks at any of the properties currently owned, operated or leased by Express or, at any of the properties acquired by foreclosure or deeded in lieu thereof, and no underground storage tanks have been closed or removed from any properties owned or operated by Express, or at any of the properties acquired by foreclosure or deeded in lieu thereof.

“Environmental Laws,” as used in this Agreement, means any applicable federal, state or local statute, law, rule, regulation, ordinance, code or rule of common law now in effect and in each case as amended to date and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, or judgment, relating to pollution, the protection of human health or safety, the environment, or emissions, discharges, releases or threatened releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, handling, or transport of Hazardous Materials, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq.; The Hazardous Materials Transportation Authorization Act, as amended, 49 U.S.C. § 5101, et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. § 6901, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1201, et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq.; the Clean Air Act, 42 U.S.C. § 7401, et seq.; and the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq.

“Hazardous Materials,” as used in this Agreement, includes, but is not limited to, (a) any petroleum or petroleum products, natural gas, or natural gas products, radioactive materials, friable asbestos, urea formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid containing levels of polychlorinated biphenyls (PCBs) greater than 500 mg/l, and radon gas in levels above 4 picocures/liter; (b) any chemicals, materials, waste or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any Environmental Laws; and (c) any other chemical, material, waste or substance which is in any way regulated as hazardous or toxic as of the date hereof by any federal, state or local government authority, agency or instrumentality, including mixtures thereof with other materials.

Section 3.9 Litigation and Other Proceedings. Other than as set forth in Schedule 3.9, there are no legal, quasi-judicial, regulatory or administrative proceedings of any kind or nature now pending or, to the knowledge of Express, threatened before any court or administrative body in any manner against Express, or any of its properties or capital stock. Express will promptly notify Texas United in writing of any such proceedings, threatened or instigated against Express subsequent to the date of this Agreement. To the knowledge of Express, there is no basis on which any litigation or proceeding could be brought which could reasonably be expected to have a Material Adverse Effect on Express or which could question the validity of any action taken or to be taken in connection with this Agreement and the transactions contemplated hereby.

Express is not in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality.

Section 3.10 Taxes and Tax Returns.

(a) For purposes of this Agreement, the following terms shall have the defined meanings as set forth below:

“Affiliated Group” means any affiliated group within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”) § 1504(a).

“Deferred Intercompany Transaction” has the meaning set forth in Treasury Regulation (“Reg.”) § 1.1502-13.

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency, or political subdivision thereof).

“Security Interest” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic’s, materialmen’s, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that Express is contesting in good faith through appropriate proceedings, if any, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the ordinary course of business and not incurred in connection with the borrowing of money.

“Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar) unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(b) Express has filed all Tax Returns that it was required to file, including without limitation any Tax Returns of any affiliated, consolidated, combined or unitary group of which either Express is or was a member. At the time of filing, all such Tax Returns were correct and complete in all material respects. All Taxes owed by Express and any affiliated, consolidated, combined or unitary group of which Express is or was a member (whether or not shown on any Tax Return) have been paid with respect to periods or any portion of a period ending on or before the Closing Date. Other than as set forth in Schedule 3.10(b), Express is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been raised in writing by an authority in a jurisdiction where Express does not file Tax Returns that Express is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of Express that arose in connection with any failure (or alleged failure) of Express to pay any Tax.

(c) Express has collected or withheld and duly paid to the appropriate governmental authority all Taxes required to have been collected or withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(d) No director or officer (or employee responsible for Tax matters) of Express expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no action, suit, proceeding, audit, assessment, dispute or claim concerning any Tax Liability of Express either (i) claimed or raised by any authority in writing or (ii) as to which any of the directors and officers of Express has knowledge based upon personal contact with any agent of such authority. Schedule 3.10(d) lists all federal, state, local and foreign income Tax Returns filed with respect to Express for taxable periods ended on or after December 31, 2000, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Express has delivered to the Texas United correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Express with respect to all periods beginning after December 31, 2000.

(e) Express has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f) Express has not been a United States real property holding corporation within the meaning of Code § 897(c)(2) during the applicable period specified in Code § 897(c)(1)(A)(ii). Express has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code § 6662. Express (i) is not a party to any Tax allocation or sharing agreement, (ii) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return or (iii) does not have any Liability for the Taxes of any Person under Reg. § 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(g) The unpaid Taxes of Express (i) did not, as of December 31, 2004, exceed the current liability accruals for Tax Liability (excluding any reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Express Financial Statements (rather than in any notes thereto) and (ii) do not exceed such current liability accruals for Taxes (excluding reserves any for deferred Taxes) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Express in filing its Tax Returns.

(h) Express is not required to make any adjustment under Code § 481(a) by reason of a change in accounting method or otherwise.

Section 3.11 Loan Portfolio and Reserve for Loan Losses.

(a) With respect to the loans of Express reflected as assets in the Express Financial Statements as of June 30, 2005 and all currently outstanding loans (collectively, the “Loans”), other than as set forth in Schedule 3.11, (i) each note evidencing a Loan or credit agreement or security instrument related to a Loan was the valid and binding obligation of the obligor named therein, enforceable in accordance with the terms thereof, except where the failure thereof, individually or in the aggregate, would not have had a Material Adverse Effect on Express and (ii) there are no oral modifications or amendments or additional agreements related to the Loans that are not reflected in Express’ records, and no claim or defense as to the enforcement of any Loan has been asserted and Express is not aware of any acts or omissions that would give rise to any claim or right of rescission, set off, counterclaim or defense, except where such claim would not have, individually or in the aggregate, a Material Adverse Effect on Express.

(b) The allowance for loan losses shown on the Express Financial Statements as of June 30, 2005, was, and the allowance for loan losses to be shown on any financial statements or Call Reports of Express as of any date subsequent to the execution of this Agreement will be, as of such dates, in the reasonable judgment of management of Express, adequate to provide for possible losses, net of recoveries relating to loans previously charged off, in respect of Loans outstanding (including accrued interest receivable) of Express and other extensions of credit (including letters of credit or commitments to make loans or extend credit), and the allowance for loan losses has been established in accordance with GAAP as applied to banking institutions and all applicable rules and regulations; provided, however, that no representation or warranty is made as to the sufficiency of collateral securing or the collectibility of such loans.

Section 3.12 Certain Loans and Related Matters.

(a) Other than as set forth in Schedule 3.12(a), as of June 30, 2005, Express is not a party to any written or oral: (i) loan agreement, note or borrowing arrangement, other than credit card loans and other loans the unpaid balance of which does not exceed $25,000 per loan, under the terms of which the obligor is sixty (60) days delinquent in payment of principal or interest or in default of any other material provisions as of the date hereof; (ii) loan agreement, note or borrowing arrangement which has been classified by Express or any regulatory agency with supervisory jurisdiction over Express or, in the exercise of reasonable diligence by Express, should have been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned,” “other assets especially mentioned” or any comparable classifications by such persons; (iii) loan agreement, note or borrowing arrangement, including any loan guaranty, with any director or executive officer of Express, or any 10% or greater shareholder of Express, or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing; or (iv) loan agreement, note or borrowing arrangement in violation of any law, regulation or rule applicable to Express including, but not limited to, those promulgated, interpreted or enforced by any regulatory agency with supervisory jurisdiction over Express and which violation could have a Material Adverse Effect on Express.

(b) Schedule 3.12(b) contains the “watch list of loans” of Express (“Watch List”) as of June 30, 2005. Other than as set forth in Schedule 3.12(b), to the knowledge of Express, there is no loan agreement, note or borrowing arrangement which should be included on the Watch List in accordance with Express’ past practices and prudent banking principles.

Section 3.13 Contracts and Commitments.

(a) Other than as set forth in Schedule 3.13, Express is not a party to or bound by any of the following (whether written or oral, express or implied):

(i) employment contract, severance arrangement, change-in-control agreement or parachute (including without limitation any collective bargaining contract or union agreement or agreement with an independent consultant);

(ii) bonus, stock option, deferred compensation or profit-sharing, pension or retirement plan or other employee benefit arrangement, other than any profit-sharing, pension or retirement plan disclosed in Schedule 3.19(a);

(iii) material lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee;

(iv) contract or commitment for capital expenditures;

(v) material contract or commitment made in the ordinary course of business for the purchase of materials or supplies or for the performance of services over a period of more than one hundred (100) days from the date of this Agreement;

(vi) contract or option to purchase or sell any real or personal property other than in the ordinary course of business;

(vii) contract, agreement or letter with respect to the management or operations of Express imposed by any bank regulatory authority having supervisory jurisdiction over Express;

(viii) agreement, contract or indenture related to the borrowing by Express of money other than those entered into in the ordinary course of business;

(ix) guaranty of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the ordinary course of business;

(x) agreement with or extension of credit to any executive officer or director of Express or holder of more than ten percent (10%) of the issued and outstanding Express Stock, or any affiliate of such person, which is not on substantially the same terms (including, without limitation, in the case of lending transactions, interest rates and collateral) as, and following credit underwriting practices that are not less stringent than, those prevailing at the time for comparable transactions with unrelated parties or which involve more than the normal risk of collectibility or other unfavorable features; or

(xi) contracts, other than the foregoing, with annual payments aggregating $10,000 or more not made in the ordinary course of business and not otherwise disclosed in this Agreement, the Disclosure Schedules or in any document delivered or referred to or described in writing by Express to Texas United.

(b) Express has in all material respects performed all obligations required to be performed by it to date and is not in default under, and no event has occurred which, with the lapse of time or action by a third party or both, could reasonably be expected to result in default under any material indenture, mortgage, contract, lease or other agreement to which Express is a party or by which Express is bound or under any provision of its Articles of Association or Bylaws.

Section 3.14 Insurance.

(a) A true, correct and complete list of all insurance policies owned or held by or on behalf of Express (other than credit life policies), including the insurer, amount of coverage, deductions, type of insurance, effective and termination dates and any pending claims thereunder involving more than $25,000 is set forth in Schedule 3.14(a).

(b) All policies of general liability, theft, life, fire, workers’ compensation, health, directors and officers, and other forms of insurance owned or held by Express (i) are in full force and effect and all premiums that are due and payable with respect thereto are currently paid; (ii) are sufficient for compliance with all requirements of applicable laws and of all agreements to which Express is a party; (iii) are adequate for the business conducted by Express in respect of amounts, types and risks insured; (iv) are valid, outstanding and enforceable policies (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies); and (v) will remain in full force and effect through the Effective Time, subject to normal renewal policies and procedures, including, without limitation, the payment of premiums. No insurer under any such policy or bond has canceled or indicated an intention to cancel or not to renew any such policy or bond effective at any time prior to the Effective Time or generally disclaimed liability thereunder. Express is not in default under any such policy or bond, and all material claims thereunder have been filed in a timely fashion. Express has not been denied or had revoked or rescinded any policy of insurance since its formation.

Section 3.15 No Conflict With Other Instruments. The execution, delivery and performance of this Agreement by Express, and the consummation or performance by Express of the transactions contemplated hereby, will not (i) conflict with or violate any provision of the Articles of Association or Bylaws of Express or (ii) assuming approvals and consents and the consents of third parties set forth in Schedule 3.15 are duly obtained, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Express or any of its properties or assets, or (B) violate, conflict with, result in a breach of any provision of or constitute a default (or an event which, with or without notice or lapse of time, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, cause Express to become subject to or liable for the payment of any tax, or result in the creation of any encumbrance upon any of the properties or assets of Express under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease agreement, instrument or obligation to which Express is a party, or by which any of its properties or assets may be bound or affected.

Section 3.16 Compliance with Laws and Regulatory Filings. Express is in compliance in all material respects with all applicable federal, state and local laws, rules, regulations and orders. Except for approvals by regulatory authorities having supervisory jurisdiction over Express, no prior consent, approval or authorization of, or declaration, filing or registrations with, any person or regulatory authority is required of Express in connection with the execution, delivery and performance by it of this Agreement and the transactions contemplated hereby. Express has filed all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the FDIC, the TDB or any other regulatory authority having supervisory jurisdiction over Express, and such reports, registrations and statements, as finally amended or corrected, are true and correct in all respects.

Section 3.17 Absence of Certain Changes. Since June 30, 2005, (i) Express has conducted its business in the ordinary and usual course consistent with past practices (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and (ii) no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Express.

Section 3.18 Employment Relations. The relations of Express with its employees are generally satisfactory. Express has not received any notice of any controversies with, or organizational efforts or other pending actions by, representatives of its employees. Express has materially complied with all laws relating to the employment of labor with respect to their employees, including any provisions thereof relating to wages, hours, collective bargaining and the payment of worker’s compensation insurance and social security and similar taxes, and, other than as set forth in Schedule 3.18, no person has asserted that Express is liable for any arrearages of wages, worker’s compensation insurance premiums or any taxes or penalties for failure to comply with any of the foregoing.

Section 3.19 Employee Benefit Plans.

(a) Schedule 3.19(a) lists all employee benefit plans or agreements providing benefits to any employees or former employees of Express that are sponsored or maintained by Express or to which Express contributes or is obligated to contribute on behalf of employees or former employees of Express, including, without limitation, any employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA or any collective bargaining, bonus, incentive, deferred compensation, stock purchase, stock option, severance, change of control or fringe benefit plan (“Express Employee Plan”). There is no pending or, to the knowledge of Express, threatened litigation, administrative action, investigation, audit or similar proceeding relating to any Express Employee Plan. All of the Express Employee Plans comply in all material respects with all applicable requirements of ERISA, the Code and other applicable laws. There has occurred no “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to Express Employee Plans which is likely to result in the imposition of any penalties or taxes upon Express under Section 502(i) of ERISA or Section 4975 of the Code.

(b) Express does not have any obligations for post-retirement or post-employment benefits under any Express Employee Plan that cannot be amended or terminated upon 60 days’ notice or less without incurring any liability thereunder, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the Code, or similar state laws, the cost of which is borne by the insured individuals. Each Express Employee Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code is qualified in form and operation in all material respects and Express is not aware of any event or circumstance that would disqualify any such Express Employee Plan. Express has provided or made available copies of the most recent Form 5500 filings for the applicable Express Employee Plans.

(c) No employee benefit plans of Express or its ERISA Affiliates (as defined below) (the “Express Plans”) are “multiemployer plans” within the meaning of Section 4001(a)(3) of ERISA (“Multiemployer Plans”). None of Express or any of its respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan, and none of Express, or any of its respective ERISA Affiliates has incurred any withdrawal liability under Part I of Subtitle E of Title IV of ERISA that has not been satisfied in full.

(d) There does not now exist, nor, to the knowledge of Express, do any circumstances exist that could reasonably be expected to result in, any Controlled Group Liability that would be a material liability of Express now or following the Closing. “Controlled Group Liability” means (i) any and all liabilities (A) under Title IV of ERISA, (B) under Section 302 of ERISA, (C) under Sections 412 and 4971 of the Code, or (D) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (E) under corresponding or similar provisions of foreign laws or regulations.

(e) There is no contract, agreement, plan or arrangement covering any employee or former employee of Express that, individually or in the aggregate, could give rise to the payment by Express of any amount that would not be deductible pursuant to the terms of Section 162(m) or Section 280G of the Code. Except as required by the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, Express does not have any liability to provide post-retirement health or life benefits to any employee or former employee of Express.

(f) “ERISA Affiliates” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

Section 3.20 Deferred Compensation Arrangements. Schedule 3.20 contains a list of all non-qualified deferred compensation arrangements of Express, if any, including (i) the terms under which the cash value of any life insurance purchased in connection with any such arrangement can be realized and (ii) the amount of any unfunded liabilities of such plans.

Section 3.21 Brokers, Finders and Financial Advisors. Neither Express nor any of its officers, directors or employees have employed any broker, finder, financial advisor or investment banker or incurred any liability for any brokerage, financial advisory, investment banking or other fees or commissions in connection with this Agreement and the transactions contemplated herein.

Section 3.22 Accounting Controls. Express has devised and maintained a system of internal accounting controls sufficient to provide reasonable assurances that: (i) all material transactions are executed in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of Express; (ii) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP consistently applied with respect to institutions such as Express or other criteria applicable to such financial statements, and to maintain proper accountability for items therein; (iii) control of the material properties and assets of Express is permitted only in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of Express; and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences.

Section 3.23 Derivative Contracts. Express is not a party to nor has it agreed to enter into an exchange traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or agreement, or any other contract or agreement not included in the Express Financial Statements which is a financial derivative contract (including various combinations thereof).

Section 3.24 Deposits. To the knowledge of Express, none of the deposits of Express is a “brokered” deposit (as such term is defined in 12 CFR 337.6(a)(2)) or is subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, escrow limitations and similar actions taken in the ordinary course of business).

Section 3.25 Community Reinvestment Act. Express is in material compliance with the Community Reinvestment Act (12 U.S.C. 2901 et seq.) and all regulations promulgated thereunder (“CRA”). Express has a rating of “satisfactory” as of its most recent CRA compliance examination and, knows of no reason why it would not receive a rating of “satisfactory” or better pursuant to its next CRA compliance examination or why the FDIC or any other governmental entity may seek to restrain, delay or prohibit the transactions contemplated hereby as a result of any act or omission of Express under the CRA.

Section 3.26 Intellectual Property Rights. Schedule 3.26 contains a correct and complete list of all registered trademarks, registered service marks, trademark and service mark applications, trade names and registered copyrights presently owned or held by Express or used under license by it in the conduct of its business (the “Intellectual Property”). Express owns or has the right to use and continue to use the Intellectual Property in the operation of its business. Other than as set forth in Schedule 3.26, to the knowledge of Express, Express is not infringing or violating any patent, copyright, trademark, service mark, label filing or trade name owned or otherwise held by any other party, nor has Express used any confidential information or any trade secrets owned or otherwise held by any other party, without holding a valid license for such use.

To Express’ knowledge, Express is not engaging, nor has it been charged with engaging, in any kind of unfair or unlawful competition. Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby will in any way impair the right of Express or the Surviving Bank to use, sell, license or dispose of, or to bring any action for the infringement of, the Intellectual Property.

Section 3.27 Bank Secrecy Act; USA PATRIOT Act. Other than as set forth in Schedule 3.27, Express has neither had nor suspected any incidents of fraud or defalcation during the last two years. Express is in compliance in all material respects with the Bank Secrecy Act and all regulations promulgated thereunder. Express has timely and properly filed and maintained all requisite Currency Transaction Reports and Suspicious Activity Reports and has properly monitored transaction activity (including, but not limited to, wire transfers). In addition, Express is in compliance in all material respects with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, Gramm Leach Bliley Act Privacy Provisions, Office of Foreign Assets Control Regulation (OFAC), Bank Protection Act and all applicable Financial Crimes Enforcement Network (FinCEN) requirements.

Section 3.28 Shareholders’ List. Schedule 3.28 contains a list of the holders of shares of Express Stock including for such shareholders the names, addresses and number of shares held of record, which shareholders’ list is in all respects complete and accurate.

Section 3.29 SEC Status; Securities Issuances. Express is not subject to the registration provisions of Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) nor the rules and regulations of the SEC promulgated under Section 12 of the Exchange Act, other than anti-fraud provisions of such act. All issuances of securities by Express and any Subsidiary have been registered under the Securities Act and/or the Securities Act of the State of Texas, and all other applicable laws or were exempt from any such registration requirements.

Section 3.30 Fiduciary Responsibilities. Express has performed in all of its duties as a trustee, custodian, guardian or an escrow agent in a manner which complies in all material respects with all applicable laws, regulations, orders, agreements, instruments and common law standards.

Section 3.31 Dissenting Shareholders. Express and its directors and executive officers, have no knowledge of any plan or intention on the part of any shareholders of Express to make written demand for payment of the fair value of such holder’s shares of Express Stock in the manner provided in Article 5 of the TBCA.

Section 3.32 Takeover Laws. This Agreement and the Merger contemplated hereby are not subject to the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transactions,” “business combination” or other antitakeover laws and regulations of any state applicable to Express.

Section 3.33 Bank Information. The information regarding Express to be supplied by Express for inclusion in the Information Statement (as defined in Section 4.12 hereof) to be distributed to shareholders of Express, and, if required, in the proxy statement to be used in connection with the solicitation of proxies from Express’ shareholders in connection with the Express Shareholders’ Meeting (as defined in Section 5.1), any filings or approvals under applicable federal or state banking laws or regulations or state securities laws, or any filing pursuant to Rule 165 or Rule 425 under the Securities Act of 1933, as amended (the “Securities Act”), will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

IV. REPRESENTATIONS AND WARRANTIES OF TEXAS UNITED

Texas United represents and warrants to Express as set forth below.

Section 4.1 Organization.

(a) Texas United is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and a financial holding company duly registered under the BHC Act, subject to all laws, rules and regulations applicable to financial holding companies. Texas United owns 100% of the issued and outstanding shares of common stock, $1.00 par value, of Nevada Company. Nevada Company, a Nevada corporation and a bank holding company registered under the BHC Act, is duly organized, validly existing and in good standing under the laws of the State of Nevada. Nevada Company owns 100% of the issued and outstanding shares of common stock, $5.00 par value, of the Bank and 100% of the issued and outstanding shares of common stock, $5.00 par value, of GNB Financial, N.A. (“GNB Financial”). The Bank is a Texas banking association duly organized, validly existing and in good standing under the laws of the State of Texas. GNB Financial is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America.

(b) Texas United, Nevada Company, the Bank and GNB Financial each have full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate their properties, to engage in the business and activities now conducted by them, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Texas United.

(c) The Bank (i) is duly authorized to conduct a general banking business, embracing all usual deposit functions of commercial banks as well as commercial, industrial and real estate loans, installment credits, collections and safe deposit facilities subject to the supervision of the FDIC and the TDB, and (ii) is an insured bank as defined in the Federal Deposit Insurance Act.

(d) GNB Financial (i) is duly authorized to conduct a general banking business, embracing all usual deposit functions of commercial banks as well as commercial, industrial and real estate loans, installment credits, collections and safe deposit facilities subject to the supervision of the FDIC and the Office of the Comptroller of the Currency (“OCC”), and (ii) is an insured bank as defined in the Federal Deposit Insurance Act.

Section 4.2 Capitalization.

(a) The authorized capital stock of Texas United consists of (i) 20,000,000 shares of Texas United Common Stock, 7,851,567 shares of which are issued and 7,845,472 shares of which are outstanding as of the date of this Agreement and (ii) 500,000 shares of preferred stock, $1.00 par value, none of which is issued and outstanding. All of the issued and outstanding shares of Texas United Common Stock are validly issued, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any person or in violation of any applicable federal or state laws. To the knowledge of Texas United, there are no voting trusts, voting agreements or other similar arrangements affecting the Texas United Common Stock.

(b) At the Effective Time, the shares of Texas United Common Stock issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable, and will not be issued in violation of any preemptive rights and/or any federal or state securities laws.

Section 4.3 Approvals; Authority.

(a) Texas United and the Bank have full corporate power and authority to execute and deliver this Agreement (and any related documents), to perform their respective obligations hereunder and thereunder and to consummate the contemplated transactions.

(b) The Board of Directors of Texas United has duly and validly approved this Agreement and the transactions contemplated herein. No further corporate proceedings of Texas United are needed to execute and deliver this Agreement and consummate the Merger. This Agreement has been duly executed and delivered by Texas United and is a duly authorized, valid, legally binding agreement of Texas United enforceable against Texas United in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles.

(c) The Board of Directors of the Bank has duly and validly approved this Agreement and the transactions contemplated herein, subject to the approval thereof by the sole shareholder of the Bank as required by law. Other than such shareholder approval, no further corporate proceedings of the Bank are needed to execute and deliver this Agreement and consummate the Merger. This Agreement has been duly executed and delivered by the Bank and is a duly authorized, valid, legally binding agreement of the Bank enforceable against the Bank in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles.

Section 4.4 No Conflict With Other Instruments. The execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby will not (i) violate any provision of the Articles of Incorporation or Association or Bylaws of

Texas United or the Bank or (ii) assuming all required shareholder and regulatory consents and approvals are duly obtained, (a) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Texas United or the Bank or any of their respective properties or assets, or (b) violate, conflict with, result in a breach of any provision of or constitute a default (or an event which, with or without notice or lapse of time, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, cause Texas United to become subject to or liable for the payment of any tax, or result in the creation of any encumbrance upon any of the properties or assets of Texas United under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease agreement, instrument or obligation to which Texas United is a party, or by which any of its properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults which either individually or in the aggregate will not have a Material Adverse Effect on Texas United.

Section 4.5 Litigation and Other Proceedings. There are no legal, quasi-judicial or administrative proceedings of any kind or nature now pending or, to the knowledge of Texas United, threatened before any court or administrative body in any manner against Texas United or any of its Subsidiaries, or any of their respective properties or capital stock, which could reasonably be expected to have a Material Adverse Effect on Texas United. To Texas United’s knowledge, there is no basis on which any litigation or proceeding could be brought which could reasonably be expected to have a Material Adverse Effect on Texas United or which could question the validity of any action taken or to be taken in connection with this Agreement and the transactions contemplated hereby. Texas United is not in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality.

Section 4.6 Financial Statements.

(a) Texas United has furnished or made available to Express true and complete copies of its (i) Amendment No. 1 to the Annual Report on Form 10-K/A for the year ended December 31, 2004 (as amended, the “Annual Report”), as filed with the SEC, which contains Texas United’s audited consolidated balance sheets as of December 31, 2004 and 2003, and the related consolidated statements of earnings, statements of changes in shareholders’ equity and statements of cash flow for the years ended December 31, 2004, 2003 and 2002 and (ii) its unaudited consolidated balance sheets and related unaudited consolidated statements of earnings, statements of changes in shareholders’ equity and statements cash flows as of and for the six months ended June 30, 2005. The financial statements referred to above included in the Annual Report and the unaudited financial statements are collectively referred to herein as the “Texas United Financial Statements.”

(b) The Texas United Financial Statements fairly present the financial position and results of operation of Texas United at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis.

(c) As of the dates of the Texas United Financial Statements referred to above, Texas United did not have any obligations or liabilities, fixed or contingent which are material and are not fully shown or provided for in the Texas United Financial Statements or otherwise disclosed in this Agreement, or in any of the documents delivered to Express.

Section 4.7 Absence of Certain Changes. Since June 30, 2005, (i) Texas United and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practices (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and (ii) no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Texas United.

Section 4.8 Securities and Exchange Commission Reporting Obligations. Since December 31, 2002, Texas United has filed all material reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As of their respective dates, each of such reports and statements, (or if amended, as of the date so amended), were true and correct and complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the SEC and such reports did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.9 Texas United Employee Benefit Plans. The employee pension benefits plans and welfare benefit plans (referred to collectively herein as the “Texas United Plans”) in effect at Texas United and its Subsidiaries have all been operated in all material respects in compliance with ERISA, since ERISA became applicable with respect thereto. None of the Texas United Plans nor any of their respective related trusts have been terminated (except the termination of any Texas United Plan which is in compliance with the requirements of ERISA and which will not result in any additional liability to Texas United), and there has been no “reportable event,” as that term is defined in Section 4043 of ERISA, required to be reported since the effective date of ERISA which has not been reported, and none of such Texas United Plans nor their respective related trusts have incurred any “accumulated funding deficiency,” as such term is defined in Section 302 of ERISA (whether or not waived), since the effective date of ERISA. The Texas United Plans are the only employee pension benefit plans covering employees of Texas United and its Subsidiaries. Texas United and its Subsidiaries will not have any material liabilities with respect to employee pension benefits, whether vested or unvested as of the Closing Date, for any of their employees other than under the Texas United Plans, and as of the date hereof the actuarial present value of Texas United Plan assets of each Texas United Plan is not less (and as of the Effective Time of the Merger such present value will not be less) than the present value of all benefits payable or to be payable thereunder.

Section 4.10 Regulatory Approvals. Texas United has no reason to believe that it will not be able to obtain all requisite regulatory approvals necessary to consummate the transactions set forth in this Agreement.

Section 4.11 Compliance with Laws and Regulatory Filings. Texas United and its Subsidiaries are in compliance in all material respects with all applicable federal, state and local laws, rules, regulations and orders applicable to them. Texas United and its Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the Federal Reserve Board, the FDIC, the TDB, the OCC or any other regulatory authority having supervisory jurisdiction over Texas United and its Subsidiaries, and such reports, registrations and statements, as finally amended or corrected, are, to the knowledge of Texas United and its Subsidiaries, true and correct in all material respects.

Section 4.12 Texas United Confidential Information Statement . Texas United has furnished to Express for the purpose of delivery to the shareholders of Express, a Confidential Information Statement containing (i) the Texas United Annual Report on Form 10-K for the year ended December 31, 2004, (ii) Amendment No. 1 to the Annual Report on Form 10-K/A for the year ended December 31, 2004, (iii) the Texas United Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, (iv) Amendment No. 1 to the Quarterly Report on form 10-Q/A for the quarter ended March 31, 2005, (v) the Texas United Quarterly Report on Form 10-Q for the quarter ended and June 30, 2005, (vi) Amendment No. 1 to the Quarterly Report on Form 10-Q/A for the quarter ended June 30, 2005, (vii) the Texas United proxy statement dated April 22, 2005, (viii) copies of Articles 5.11, 5.12 and 5.13 of the TBCA, and (ix) other information about Texas United (the “Information Statement“). Since June 30, 2005, no event, condition or circumstance has occurred which, individually or in the aggregate, has had a Material Adverse Effect on Texas United. The Information Statement does not contain an untrue statement of material fact or omit to state any material fact necessary in order to make the statements and information contained therein, in light of the circumstances under which they were made, not misleading.

V. COVENANTS OF EXPRESS

Express covenants and agrees with Texas United as follows:

Section 5.1 Shareholder Approval and Best Efforts.

(a) Within 21 days after the date hereof, Express will deliver to Texas United a written acknowledgment from each shareholder of Express in which such shareholder (i) confirms his or her knowledge of the availability of the rights of dissenting shareholders under the TBCA with respect to the Merger, (ii) confirms receipt of the Information Statement, including a copy of Articles 5.11, 5.12 and 5.13 of the TBCA, (iii) waives his or her right to dissent from the Merger to the full extent permitted by law and (iv) provides evidence of action taken by them in their capacity as shareholders of Express voting the shares of Express Stock owned by them in favor of this Agreement and the transactions contemplated hereby; provided; however, that if 100% of the shareholders of Express do not execute a written consent with respect to approval of this Agreement and the transactions contemplated hereby within such 21 day period, then Express shall take all action in accordance with applicable law and the Articles of Association of Express and the Bylaws of Express necessary to duly call, give notice of, convene and hold a meeting of the shareholders of Express (“Express Shareholders’ Meeting”) on the earliest practicable date determined in consultation with Texas United to consider and vote upon approval of this Agreement and the transactions contemplated by this Agreement. Express shall ensure that, if required, the Express Shareholder Meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with Express Shareholder Meeting are solicited, in compliance with all applicable laws.

(b) Express shall cause its Board of Directors to solicit the approval of this Agreement and the transactions contemplated by this Agreement, by the holders of Express Stock. Express shall, through the Board of Directors of Express, recommend to the holders of Express Stock the approval and adoption of this Agreement and the transactions contemplated by this Agreement, and shall not withdraw, amend or modify in a manner adverse to Texas United the recommendation of the Board of Directors of Express.

(c) Express will take all reasonable action to aid and assist in the consummation of the Merger and the transactions contemplated hereby, and will use its best efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the matters contemplated by this Agreement, including without limitation such actions which are necessary, proper or advisable in connection with filing applications with, or obtaining approvals or waivers from, all regulatory authorities having jurisdiction over the matters contemplated by this Agreement or the Merger, including any applications, notices or waiver requests with the Federal Reserve, the TBD and the FDIC. Express shall use its best efforts to obtain or cause to be obtained consents of all third parties necessary to permit Express to consummate the transactions contemplated herein. Express shall use its commercially reasonable efforts to assist Texas United as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Texas United Common Stock in connection with the Merger.

Section 5.2 Activities of Express Pending Closing.

(a) From the date hereof to and including the Closing Date, as long as this Agreement remains in effect, Express shall:

(i) conduct its affairs (including, without limitation, the making of or agreeing to make any loans or other extensions of credit) only in the ordinary course of business consistent with past practices and prudent banking principles;

(ii) use its best efforts to preserve intact its present business organizations, keep available the services of its present officers, directors, key employees and agents and preserve its relationships and goodwill with customers and advantageous business relationships;

(iii) promptly give written notice to Texas United of (a) any material change in its business, operations or prospects, (b) any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any regulatory authority having jurisdiction over Express, (c) the institution or threat of any litigation against Express or (d) any event or condition that would cause any of the representations or warranties of Express contained in this Agreement to be untrue in any material respect or which would otherwise cause a Material Adverse Effect on Express; and

(iv) except as required by law or regulation, take no action which, to the knowledge of Express, would adversely affect or delay the ability of Texas United or its Subsidiaries to obtain any approvals from any regulatory agencies or other approvals required for consummation of the transactions contemplated hereby or to perform its agreements under this Agreement.

(b) From the date hereof to and including the Closing Date, except (1) as required by law or regulation, (2) as expressly contemplated or permitted by this Agreement or (3) to the extent Texas United consents in writing (which consent shall not be unreasonably withheld or delayed), Express shall not, and shall not permit any of its Subsidiaries, to:

(i) issue or sell or obligate itself to issue or sell any shares of its capital stock or any warrants, rights, options or warrants to acquire, or any securities convertible into, any shares of its capital stock;

(ii) grant any stock appreciation rights or other form of incentive compensation;

(iii) open or close any branch office, or acquire or sell or agree to acquire or sell, any branch office or any deposit liabilities, and shall otherwise consult with and seek the advice of Texas United with respect to basic policies relating to branching, site location and relocation;

(iv) enter into, amend or terminate any agreement of the type that would be required to be disclosed in Schedule 3.13, or any other material agreement, or acquire or dispose of any material amount of assets or liabilities, except in the ordinary course of business consistent with prudent banking practices;

(v) grant any severance or termination pay to, or enter into any employment, consulting, noncompetition, retirement, parachute, severance or indemnification agreement with, any officer, director, employee or agent of Express, either individually or as part of a class of similarly situated persons;

(vi) make any general or individual wage or salary increase (including increases in directors’ or consultants’ fees) or pay any bonuses other than in accordance with past practice, pay any prerequisite such as automobile allowance, club membership or dues or other similar benefits other than in accordance with past practice, or institute any employee welfare, retirement or similar plan or arrangement;

(vii) declare, pay or set aside or pay any dividend or make any other distribution (whether in cash, stock or property) in respect of the Express Stock, or, directly or indirectly, purchase, redeem or otherwise acquire any shares of Express Stock;

(viii) sell, transfer, convey or otherwise dispose of any real property (including “other real estate owned”) or interest therein, other than in the ordinary course of business consistent with past practices;

(ix) increase or decrease the rate of interest paid on deposit accounts, except in a manner and pursuant to policies consistent with Express’s past practices and prudent banking practices;

(x) establish any new Subsidiary;

(xi) materially deviate from policies and procedures existing as of the date of this Agreement with respect to (A) classification of assets, (B) the allowance for loan losses and (C) accrual of interest on assets, except as otherwise required by the provisions of this Agreement, applicable law or regulation or any governmental authority;

(xii) make any change in accounting methods, principles and practices, except as may be required by GAAP or any governmental authority;

(xiii) foreclose upon or otherwise acquire any commercial real property prior to receipt and approval by Texas United of a Phase I environmental review thereof;

(xiv) amend or change any provision of Express’s Articles of Association or Bylaws;

(xv) excluding deposits, incur or modify any indebtedness for borrowed money with maturities in excess of ninety (90) days;

(xvi) make any capital expenditures which would exceed an aggregate of $10,000, except pursuant to binding commitments existing on June 30, 2005 and set forth in Schedule 5.2(b)(xvi);

(xvii) prepay any indebtedness or other similar arrangements so as to cause Express to incur any prepayment penalty thereunder;

(xviii) except pursuant to contracts or agreements in force at the date of or permitted by this Agreement, make any equity investment in, or purchase outside the ordinary course of business any property or assets of, any other individual, corporation or other entity;

(xix) settle any claim, action or proceeding involving payment by it of money damages in excess of $10,000 or impose any material restriction on the operations of Express; or

(xx) restructure or materially change its investment securities portfolio or its interest rate risk position from that as of June 30, 2005, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported.

Section 5.3 Access to Properties and Records.

(a) To the extent permitted by applicable law, including, without limitation, banking laws and regulations and antitrust laws and regulations, Express shall (i) afford the executive officers and authorized representatives (including legal counsel, accountants and consultants) of Texas United full access upon reasonable notice to Express’s properties, books and records and other documents and data in order that Texas United may have opportunity to make such reasonable investigation as it shall desire to make of the affairs of Express, and

(ii) furnish Texas United with such additional financial and operating data and other information as to its business and properties as Texas United shall, from time to time, reasonably request.

(b) As soon as practicable after they become available, Express will deliver or make available to Texas United all unaudited quarterly financial statements prepared for the internal use of management of Express and all Call Reports filed by Express with the appropriate federal regulatory authority after the date of this Agreement. All such financial statements shall be prepared in accordance with GAAP (or regulatory accounting principles, as applicable) applied on a consistent basis with previous accounting periods. In the event of the termination of this Agreement, Texas United will return to Express all documents and other information obtained pursuant hereto and will keep confidential any information obtained pursuant to this Agreement.

Section 5.4 Information for Regulatory Applications and SEC Filings. To the extent permitted by applicable law, Express will furnish in a timely manner Texas United with all information concerning Express required for inclusion in (i) any application, statement or document to be made or filed by Texas United or Express with any federal or state regulatory or supervisory authority in connection with the transactions contemplated by this Agreement during the pendency of this Agreement and (ii) any filings with the SEC and any applicable state securities authorities. Express represents and warrants that all information so furnished for such applications and filings shall, to the best of its knowledge, be true and correct in all material respects without omission of any material fact required to be stated to make the information not misleading. Express agrees at any time, upon the request of Texas United, to furnish to Texas United a written letter or statement confirming the accuracy of the information with respect to Express contained in any report or other application or statement referred to in this Agreement, and confirming that the information with respect to Express contained in such document or draft was furnished by Express expressly for use therein or, if such is not the case, indicating the inaccuracies contained in such document or indicating the information not furnished by Express expressly for use therein.

Section 5.5 Attendance at Certain Express Meetings. In order to facilitate the continuing interaction of Texas United with Express, and in order to keep Texas United fully advised of all ongoing activities of Express, subject to the limitation in this Section 5.5, Express agrees to allow Texas United to designate two representatives (who shall be officers of the Bank or GNB Financial), each of whom will be allowed to attend as an invited guest and fully monitor all regular and called meetings of the board of directors and committees of Express (including, but not limited to, meetings of the officers’ loan committee of Express). Such representatives shall have no right to vote and may be excluded from sessions of the board of directors or loan or investment committee during which there is being discussed (i) matters involving this Agreement, (ii) information or material which Express is required or obligated to maintain as confidential under applicable laws or regulations or (iii) pending or threatened litigation or investigations if, in the opinion of counsel to Express, the presence of such representative would or might adversely affect the confidential nature of or any privilege relating to any matters to be discussed, and will be bound by Texas United’s confidentiality obligations. No attendance by representatives of Texas United at board or committee meetings under this Section 5.5 or knowledge gained or deemed to have been gained by virtue of such attendance will affect any of the representations and warranties of Express made in this Agreement. If the transactions contemplated by this Agreement are disapproved by any regulatory authority whose approval is required or the Agreement is otherwise terminated prior to the Effective Time, then Texas United’s designees will no longer be entitled to notice of and permission to attend such meetings.

Section 5.6 Standstill Provision. So long as this Agreement is in effect, neither Express shall not, nor any of its directors, officers, employees, agents and representatives will entertain, solicit or encourage any inquiries with respect to, or provide any information to or negotiate with any other party any proposal which could reasonably be expected to lead to the merger, consolidation, acquisition or sale of all or substantially all of the assets or any shares of capital stock of Express. Express agrees to notify Texas United immediately of any such unsolicited acquisition inquiries or proposals, and provide reasonable detail as to the identify of the proposed acquirer and the nature of such proposal.

Section 5.7 Voting Agreement. Express will, immediately after the execution of this Agreement, deliver to Texas United a Voting Agreement substantially in the form of Exhibit A attached hereto executed as of the date hereof by each of the members of the Board of Directors of Express and holders of more than 10% of Express Stock (as defined below) pursuant to which he or she will vote his or her shares of Express Stock in favor of this Agreement and the transactions contemplated hereby;

Section 5.8 Conforming Accounting Adjustments. Express shall, if requested by Texas United, consistent with GAAP, immediately prior to Closing, make such accounting entries as Texas United may reasonably request in order to conform the accounting records of Express to the accounting policies and practices of Texas United. No such adjustment shall of itself constitute or be deemed to be a breach, violation or failure to satisfy any representation, warranty, covenant, condition or other provision or constitute grounds for termination of this Agreement or be an acknowledgment by Express (i) of any adverse circumstances for purposes of determining whether the conditions to Texas United’s obligations under this Agreement have been satisfied, or (ii) that such adjustment is required for purposes of determining satisfaction of the condition to Texas United’s obligations under this Agreement set forth in Section 10.3 hereof or (iii) that such adjustment has any bearing on the number of shares of Texas United Common Stock issuable hereunder. No adjustment required by Texas United shall (a) require any prior filing with any governmental agency or regulatory authority or (b) violate any law, rule or regulation applicable to Express.

Section 5.9 Ongoing Insurance Coverage. Express will use its best efforts to provide, for a period of not less than three (3) years after the Effective Time, (i) Past Acts Insurance under its current directors and officers insurance policy (or comparable coverage) and (ii) Employment Practices Liability coverage providing prior acts insurance for each of the directors and officers of Express currently covered under comparable policies held by Express.

Section 5.10 Consents to Assign and Use Leased Premises. With respect to the leases disclosed in Schedule 3.6(a), Express will use its best efforts to obtain all consents, approvals, authorizations, waivers or similar affirmations necessary to transfer and assign all right, title and interest of Express to Texas United and to permit the use and operation of the leased premises of Express.

Section 5.11 Releases. Express shall use its best efforts to have each of the directors and officers (with a title of Vice President or above as of the date hereof) of Express deliver to Texas United an instrument in the form of Exhibit B attached hereto dated as of the Closing Date releasing Express and Texas United and their respective Subsidiaries from any and all claims of such directors and officers (except as described in such instrument).

Section 5.12 Non-Compete Agreement. Express shall use its best efforts to cause each of Lynn Nolan Ryan, Jr., Robert Reid Ryan, Nolan Reese Ryan and B. L. Corley to enter into a two (2) year non-compete agreement with Texas United to be effective as of the Effective Time in form and substance reasonably satisfactory to Texas United.

Section 5.13 Reserve for Loan Losses. Express shall use its best efforts to maintain its allowance for loan losses at a level equal to at least 1.0% of total loans; provided, however, that if the allowance for loan losses is less than 1.0% of total loans immediately prior to the Closing Date, Express shall take all action necessary to increase the allowance for loan losses to an amount equal to 1.0% of total loans on such date.

Section 5.14 Notification of Loans. Express shall report to Texas United in writing all new loans over $100,000 and all modifications of loans within two (2) business days following the approval of the loan by the appropriate officer and/or committee.

Section 5.15 Termination of Shareholders’ Agreement . Express agrees to use its best efforts to obtain from shareholders owning at least 75% of the outstanding shares of Express Stock, and to deliver to Texas United within ten (10) days after the earliest to occur of (i) receipt of an executed written consent from all shareholders of Express or (ii) the Express Shareholders’ Meeting, an executed counterpart to a termination agreement with respect to the Agreement Related to the Stock of The Express Bank of Texas, dated as of March 31, 2003 (the “Express Shareholders’ Agreement“), terminating the Express Shareholders’ Agreement effective immediately prior to the Effective Time, such termination agreement to be in form and substance satisfactory to Texas United.

Section 5.16 Registration Rights Agreement . Express shall use its best efforts to cause each of the shareholders of Express to enter into a Registration Rights Agreement with Texas United in the form attached hereto as Exhibit C (the “Registration Rights Agreement“).

VI. COVENANTS OF TEXAS UNITED

Texas United covenants and agrees with Express as follows by this Agreement:

Section 6.1 Best Efforts. As promptly as practicable after the date hereof, Texas United will prepare and file all necessary applications with the Federal Reserve, the FDIC, the TDB and any other appropriate regulatory authorities having jurisdiction over the transactions contemplated by this Agreement. Texas United will take all reasonable action to aid and assist in the consummation of the Merger, and will use its reasonable best efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including such actions which are necessary, proper or advisable in connection with filing applications and registration statements with, or obtaining approvals from, all regulatory authorities having jurisdiction over the transactions contemplated by this Agreement and the Merger. Texas United will deliver to Express, prior to filing, a complete copy of such filings.

Section 6.2 Nasdaq Listing. Texas United will file all documents required to be filed to have the shares of the Texas United Common Stock to be issued pursuant to the Agreement included for quotation on Nasdaq and use its best efforts to effect said listing.

Section 6.3 Issuance of Texas United Common Stock. The shares of Texas United Common Stock to be issued by Texas United to the shareholders of Express pursuant to this Agreement will, on the issuance and delivery to such shareholders pursuant to this Agreement, be duty authorized, validly issued, fully paid and nonassessable. The shares of Texas United Common Stock to be delivered to the shareholders of Express pursuant to this Agreement are and will be free of any preemptive rights of the shareholders of Texas United or any other person, firm or entity.

Section 6.4 Offering of Texas United Common Stock . The offering of the shares of Texas United Common Stock by Texas United in the Merger will be conducted by Texas United in compliance with the requirements of exemptions from the registration requirements of federal and state securities laws. Texas United will file all documents required to obtain, prior to the Effective Time, any permits or approvals from federal or state securities authorities that are necessary in order to obtain exemptions from the registration requirements of such laws, and will pay all expenses incident thereto and will use its best efforts to obtain such permits and approvals.

Section 6.5 Access to Properties and Records. To the extent permitted by applicable laws and any applicable contractual obligations, Texas United will (i) afford the executive officers and authorized representatives (including legal counsel, accountants and consultants) of Express full access upon reasonable notice to the properties, books and records of Texas United and GNB Financial in order that Express may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of Texas United, and (ii) furnish Express with such additional financial and operational data and other information as to the business and properties of Texas United as Express shall, from time to time, reasonably request. As soon as practicable after they become available, Texas United will deliver or make available to Express all unaudited quarterly financial statements prepared for the internal use of management of Texas United and all Call Reports filed by the Bank and GNB Financial with the appropriate federal regulatory authority after the date of this Agreement. All such financial statements shall be prepared in accordance with GAAP (or regulatory accounting principles, as applicable) applied on a consistent basis with previous accounting periods. In the event of the termination of this Agreement, Express will return to Texas United all documents and other information obtained pursuant hereto and will keep confidential any information obtained pursuant to this Agreement.

Section 6.6 Formation of Nevada Limited Liability Company.

(a) Texas United shall use its best efforts to form a Nevada Limited Liability Company (“Nevada LLC”) as a subsidiary of Texas United and shall take, or cause to be taken, all action necessary to transfer the capital stock of the Bank, GNB Financial and any other subsidiary bank of Texas United from Nevada Company to Nevada LLC such that as of the Closing Date, Texas United would own 100% of the membership units of Nevada LLC and Nevada LLC would own 100% of the capital stock of the Bank, GNB Financial and any other subsidiary bank of Texas United.

(b) Following the formation of Nevada LLC and the transfer of the capital stock of the Bank, GNB Financial and any other subsidiary bank to Nevada LLC, Texas United shall take, or cause to be taken, all action necessary to dissolve Nevada Company.

VII. MUTUAL COVENANTS OF EXPRESS AND TEXAS UNITED

Section 7.1 Notification; Updated Disclosure Schedules. Express shall give prompt notice to Texas United, and Texas United shall give prompt notice to the Express, of (i) any representation or warranty made by it in this Agreement becoming untrue or inaccurate in any material respect, including, without limitation, as a result of any change in a Disclosure Schedule, or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

Section 7.2 Confidentiality. Neither Texas United nor Express will, directly or indirectly, before or after the consummation or termination of this Agreement, disclose any confidential information, whether written or oral (“Subject Information”) acquired from the other party to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, other than in connection with the regulatory notice and application process or, after termination of this Agreement pursuant to Section 9.1 hereof, use such Subject Information for its own purposes or for the benefit of any person, firm, corporation, association, or other entity under any circumstances. The term “Subject Information” does not include any information that (i) at the time of disclosure or thereafter is generally available to and known to the public, other than by a breach of this Agreement by the disclosing party, (ii) was available to the disclosing party on a nonconfidential basis from a source other than the nondisclosing party or (iii) was independently acquired or developed without violating any obligations of this Agreement.

Section 7.3 Employee Benefit Plans. Express shall execute and deliver such instruments and take such other actions as Texas United may reasonably require in order to cause the amendment or termination of any of the employee benefit plans of Express on terms satisfactory to Texas United and in accordance with applicable law and effective as of the Closing Date. Texas United agrees that the employees of Express who continue their employment after the Closing Date (the “Express Employees”) will be entitled to participate as newly hired employees in the employee benefit plans and programs maintained for employees of Texas United and the Bank, in accordance with the respective terms of such plans and programs, and Texas United shall take all actions necessary or appropriate to facilitate coverage of the Express Employees in such plans and programs from and after the Closing Date, subject to the following:

(a) Each Express Employee will be entitled to credit for prior service with Express for all purposes under the employee welfare benefit plans and other employee benefit plans and programs (other than stock option plans), sponsored by Texas United and the Bank to the extent Express sponsored a similar type of plan in which the Express Employees participated immediately prior to the Closing Date. Any eligibility waiting period and pre-existing condition exclusion applicable to such plans and programs shall be waived with respect to each Express Employee and their eligible dependents. For purposes of determining Express Employee’s benefit for the calendar year in which the Merger occurs under Texas United’s vacation program, any vacation taken by the Express Employee immediately preceding the Closing Date for the calendar year in which the Merger occurs will be deducted from the total Texas United vacation benefit available to such Express Employee for such calendar year. Texas United further agrees to credit each Express Employee and their eligible dependents for the year during which coverage under Texas United’s group health plan begins, with any deductibles already incurred during such year, under Express’ group health plan.

(b) Each Express Employee shall be entitled to credit for past service with Express for the purpose of satisfying any eligibility or vesting periods applicable to Texas United’s employee benefit plans which are subject to Sections 401(a) and 501(a) of the Code (including, without limitation, Texas United’s 401(k) Profit Sharing Plan).

Section 7.4 Publicity. Except as otherwise required by applicable law, the rules of the Nasdaq or in connection with the regulatory approval process, as long as this Agreement is in effect, neither Texas United nor Express shall, nor shall they permit any of their officers, directors or representatives to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that this shall not include notices required to be published pursuant to the regulatory application process. The parties agree that they will make a good faith effort to reach agreement expeditiously on such press releases, announcements or other public statements.

VIII. CLOSING

Section 8.1 Closing. Subject to the other provisions of this Article VIII, on a mutually acceptable date (“Closing Date”) as soon as practicable within a thirty (30) day period commencing with the latest of the following dates:

(a) the receipt of all requisite shareholder approvals and the last approval from any requisite regulatory or supervisory authority and the expiration of any statutory or regulatory waiting period which is necessary to effect the Merger; or

(b) if the transactions contemplated by this Agreement are being contested in any legal proceeding and Texas United or Express, pursuant to Section 12.1 herein, have elected to contest the same, then the date that such proceeding has been brought to a conclusion favorable, in the judgment of each of Texas United and Express, to the consummation of the transactions contemplated herein, or such prior date as each of Texas United and Express shall elect whether or not such proceeding has been brought to a conclusion;

A meeting (“Closing”) will take place at which the parties to this Agreement will exchange certificates, opinions, letters and other documents in order to determine whether any condition exists which would permit the parties hereto to terminate this Agreement. If no such condition then exists or if no party elects to exercise any right it may have to terminate this Agreement, then and thereupon the appropriate parties shall execute such documents and instruments as may be necessary or appropriate to effect the transactions contemplated by this Agreement.

The Closing shall take place at the offices of Bracewell & Giuliani LLP in Houston, Texas, or at such other place to which the parties hereto may mutually agree.

Section 8.2 Effective Time. The Bank and Express shall, in accordance with Section 32.302 of the Texas Finance Code, file Articles of Merger with the TDB regarding the Merger. Subject to the terms and upon satisfaction of all requirements of law and the conditions specified in this Agreement including, among other conditions, the receipt of requisite approval of the shareholders of Express and the regulatory approvals (or waivers thereof) of the Federal Reserve, the FDIC, the TDB, and any other federal or state regulatory agency whose approval must be received in order to consummate the Merger, the Merger shall become effective as of the close of business on the date on which such filings have been completed with the TDB and the TDB has issued a Certificate of Merger with respect to the Merger, unless a specific effective time is stated in the Articles of Merger (“Effective Time”).

IX. TERMINATION

Section 9.1 Termination. Notwithstanding any other provision of this Agreement, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

(a) This Agreement may be terminated by action of the Board of Directors of Texas United or Express at any time prior to the Effective Time if:

(i) any court of competent jurisdiction in the United States or other United States (federal or state) governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have been final and non-appealable;

(ii) any of the transactions contemplated by this Agreement are disapproved by any regulatory authority or other person whose approval is required to consummate any of such transactions; or

(iii) the Merger shall not have become effective on or before the one hundred and eightieth (180th) day following the date of this Agreement, or such later date as shall have been approved in writing by the Boards of Directors of Texas United and Express; provided, however, that the right to terminate under this Section 9.1(a)(iii) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or has resulted in, the failure of the Merger to become effective on or before such date;

(b) This Agreement may be terminated at any time prior to the Closing by the Board of Directors of Express if (i) Texas United shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of Texas United contained herein shall be inaccurate in any material respect or (ii) any of the conditions set forth in Article XI have not been met or waived by Express. In the event the Board of Directors of Express desires to terminate this Agreement because of an alleged breach or inaccuracy or change as provided in clause (i) above, such Board of Directors must notify Texas United in writing of its intent to terminate stating the reason therefor. Texas United shall have fifteen (15) days from the receipt of such notice to cure the alleged breach or inaccuracy, subject to the approval of Express (which approval shall not be unreasonably withheld or delayed).

(c) This Agreement may be terminated at any time prior to the Closing by action of the Board of Directors of Texas United if (i) Express shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of Express contained herein shall be inaccurate in any material respect, (ii) any of the conditions set forth in Article X have not been met or waived by Texas United or (iii) the Board of Directors of Texas United reasonably concludes, after consulting with counsel, that Texas United will be unable to obtain any regulatory approval required in order to consummate the Merger or any such approval is accompanied by terms or conditions which materially and adversely impact the financial consequences of the Merger to Texas United. In the event the Board of Directors of Texas United desires to terminate this Agreement because of an alleged breach or inaccuracy or change as provided in clause (i) above, the Board of Directors must notify Express in writing of its intent to terminate stating the cause therefor. Express shall have fifteen (15) days from the receipt of such notice to cure the alleged breach or inaccuracy, subject to the approval of Texas United (which approval shall not be unreasonably withheld or delayed).

(d) This Agreement may be terminated by either Texas United or Express if the approval of the shareholders of Express contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of shareholders of Express at which such shareholders consider the approval of the Agreement.

(e) This Agreement may be terminated at any time prior to the Effective Time with the mutual written consent of Texas United and Express and the approval of such action by their respective Boards of Directors.

Section 9.2 Effect of Termination. In the event of termination of this Agreement by either Texas United or Express as provided under Section 9.1 hereof and abandonment of the Merger without breach by any party hereto, this Agreement (other than Section 7.2) shall become void and have no effect, without any liability on the part of any party or its directors, officers, agents, representatives or shareholders, except that the provisions of this Section 9.2, Section 7.2 and Section 13.4 shall survive any such termination and abandonment. Nothing contained in this Section 9.2 shall relieve any party of any liability for a breach of this Agreement; provided that notwithstanding any provision in this Agreement to the contrary, the sole remedy available to a party for any unknowing misrepresentation or breach of warranty by the other party which is discovered by the non-breaching party prior to the Closing Date shall be the termination of this Agreement.

X. CONDITIONS TO OBLIGATIONS OF TEXAS UNITED

The obligations of Texas United under this Agreement are subject to the satisfaction, at or prior to the Closing Date of all of the following conditions, which may be waived by Texas United in its sole discretion:

Section 10.1 Compliance with Representations and Warranties.

(a) Each of the representations and warranties made by Express in this Agreement must have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, except to the extent such representations and warranties are by their express provisions made as of a specified date, and Texas United shall have received a certificate signed on behalf of Express by the President of Express to that effect.

(b) Each of the representations and warranties made by Express in Article III which is qualified by a materiality standard must have been accurate in all respects when made and shall be true and correct in all respects as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, except to the extent such representations and warranties are by their express provisions made as of a specified date, and Texas United shall have received a certificate signed on behalf of Express by the President of Express to that effect.

Section 10.2 Performance of Obligations. Express shall have performed or complied in all material respects with all covenants and obligations required by this Agreement to be performed and complied with prior to or at the Closing. Texas United shall have received a certificate signed on behalf of Express by the by the chief executive officer of Express to that effect.

Section 10.3 Absence of Material Adverse Changes. There shall have been no change after the date hereof in the assets, properties, business or financial condition of Express or any of its Subsidiaries which, individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect on Express.

Section 10.4 Releases. Each of the directors and executive officers (with a title of Vice President or above) of Express shall deliver to Texas United an instrument in the form of Exhibit B attached hereto dated as of the Closing Date releasing Express and Texas United and its Subsidiaries from any and all claims of such directors (except as described in such instrument).

Section 10.5 Reserve for Loan Losses. As of the last day of the calendar month immediately preceding the Closing Date, the reserve for loan losses of Express shall be an amount that is at least 1.0% of total loans as of such date.

Section 10.6 Non-Compete Agreements. Each of Lynn Nolan Ryan, Jr., Robert Reid Ryan, Nolan Reese Ryan and B. L. Corley shall enter into a non-compete agreement with Texas United and the Bank pursuant to which each shall agree to not compete with Texas United or any of its Subsidiaries in specified geographic areas for a two (2) year term.

Section 10.7 Execution of Lease Agreement. Lynn Nolan Ryan, Jr. shall have entered into a lease agreement with the Bank to be effective as of the Effective Time of the Merger for the second floor of the Express banking office located at 3434 E. Palm Valley Boulevard, Round Rock, Texas in form and substance reasonably satisfactory to Texas United, with a term of five (5) years and monthly rent of $3,000 plus taxes, insurance and maintenance, subject to annual increases as provided in the lease agreement.

Section 10.8 Tax Opinion. Texas United shall have received an opinion of counsel to Texas United and Express shall have received an opinion of counsel to Express, in each case dated the Closing Date, to the effect that, based on the terms of this Agreement and on the basis of certain facts, representations and opinions set forth in such opinion, the Merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code. In rendering such opinion, such counsel may require and rely upon and may incorporate by reference representations and covenants, including those contained in certificates of officers and/or directors of Texas United, Express and others.

Section 10.9 Registration Rights Agreement . All shareholders of Express shall have entered into a Registration Rights Agreement with Texas United in the form attached hereto as Exhibit C (the “Registration Rights Agreement“).

XI. CONDITIONS TO OBLIGATIONS OF EXPRESS

The obligations of Express under this Agreement are subject to the satisfaction, at or prior to the Closing Date, of the following conditions, which may be waived by Express in its sole discretion:

Section 11.1 Compliance with Representations and Warranties.

(a) Each of the representations and warranties made by Texas United in this Agreement must have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, except to the extent such representations and warranties are by their express provisions made as of a specified date, and Express shall have received a certificate signed on behalf of Texas United by the Chief Executive Officer of Texas United to that effect.

(b) Each of the representations and warranties made by Texas United in Article IV which is qualified by a materiality standard must have been accurate in all respects when made and shall be true and correct in all respects as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, except to the extent such representations and warranties are by their express provisions made as of a specified date, and Express shall have received a certificate signed on behalf of Texas United by the Chief Executive Officer of Texas United to that effect.

Section 11.2 Performance of Obligations. Texas United shall have performed or complied in all material respects with all covenants and obligations required by this Agreement to be performed and complied with prior to or at the Closing. Express shall have received a certificate signed by the by the chief executive officer of Texas United to that effect.

Section 11.3 Absence of Material Adverse Changes. There shall have been no change after the date hereof in the assets, properties, business or financial condition of Texas United which, individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect on Texas United.

Section 11.4 Tax Opinion. Express shall have received an opinion of counsel to Express and Texas United shall have received an opinion of counsel to Texas United, in each case dated the Closing Date, to the effect that, based on the terms of this Agreement and on the basis of certain facts, representations and opinions set forth in such opinion, the Merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code. In rendering such opinion, such counsel may require and rely upon and may incorporate by reference representations and covenants, including those contained in certificates of officers and/or directors of Express, Texas United and others.

XII. MUTUAL CONDITIONS TO RESPECTIVE OBLIGATIONS OF

TEXAS UNITED AND EXPRESS

The respective obligations of Texas United and Express under this Agreement are subject to the satisfaction of the following conditions which may be waived by Texas United and Express, respectively, in their sole discretion:

Section 12.1 Government Approvals. Texas United shall have received the approval, or waiver of approval, of the transactions contemplated by this Agreement from all necessary governmental agencies and authorities, including the Federal Reserve, the FDIC, the TDB, and any other regulatory agency whose approval must be received in order to consummate the Merger and the transactions contemplated hereby and all statutory waiting periods in respect thereof shall have expired, which approvals shall not impose any restrictions on the operations of the Surviving Bank which would reduce the benefits of the transactions contemplated by this Agreement in such a manner that Texas United in its good faith and reasonable judgment, would not have entered into this Agreement had such restrictions been known at the date hereof; and such approvals and the transactions contemplated hereby shall not have been contested by any federal or state governmental authority. It is understood that, if any such contest is brought by formal proceeding, Texas United or Express may, but shall not be obligated to, answer and defend such contest or otherwise pursue the Merger over such objection.

Section 12.2 Shareholder Approval. The shareholders of Express shall have approved this Agreement and the transactions contemplated hereby by the requisite vote.

Section 12.3 Formation of Nevada LLC. The Nevada LLC shall have been formed and shall own 100% of the capital stock of the Bank, GNB Financial and any other subsidiary bank of Texas United as contemplated in Section 6.6 hereof.

XIII. MISCELLANEOUS

Section 13.1 Definitions.

(a) Except as otherwise provided herein, the term “Subsidiary” shall mean, in the case of either Texas United or Express, any corporation, association or other entity in which it owns or controls, directly or indirectly, 25% or more of the outstanding voting securities or 25% or more of the total equity interest; provided, however, that the term shall not include any such entity in which such voting securities or equity interest is owned or controlled in a fiduciary capacity, without sole voting power, or was acquired in securing or collecting a debt previously contracted in good faith.

(b) “Material Adverse Effect” with respect to any party means any effect that is material and adverse to (i) the financial position, business or results of operations or financial performance of such party and its subsidiaries, taken as a whole, or (ii) the ability of such party to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (i) changes in banking and similar laws of general applicability or interpretations thereof by governmental authorities, (ii) changes in GAAP or regulatory accounting requirements applicable to banks generally, (iii) changes in general economic conditions affecting banks generally, (iv) any modifications or changes to valuation policies and practices in connection with the transactions contemplated hereby or restructuring charges taken in connection with the transactions contemplated hereby, in each case in accordance with GAAP and (v) reasonable expenses incurred in connection with the transactions contemplated hereby.

(c) “Affiliate” means any natural person, corporation, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or governmental authority that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the person specified.

Section 13.2 Non-Survival of Representations and Warranties. The representations, warranties, covenants and agreements of Texas United and Express contained in this Agreement shall terminate at the Closing, other than covenants that by their terms are to be performed after the Effective Time (including Sections 2.4, 7.2 and 7.4), which shall survive the Closing.

Section 13.3 Amendments. To the extent permitted by applicable law, this Agreement may be amended only by a writing signed by Texas United and Express at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that the Merger Consideration to be received by the shareholders of Express pursuant to this Agreement shall not be decreased subsequent to the approval of the transactions contemplated by the Agreement without the further approval by such shareholders.

Section 13.4 Expenses. Whether or not the transactions provided for herein are consummated, each party to this Agreement will pay its respective expenses incurred in connection with the preparation and performance of its obligations under this Agreement. Such expenses shall include, but not be limited to, fees and expenses of its own counsel, financial or other consultants, investment bankers and accountants, and filing, registration, application and printing fees. Similarly, each party agrees to indemnify the other party against any cost, expense or liability (including reasonable attorneys’ fees) in respect of any claim made by any party for a broker’s or finder’s fee in connection with this transaction other than one based on communications between the party and the claimant seeking indemnification.

Section 13.5 Notices. Except as explicitly provided herein, any notice or communication given hereunder shall be in writing and shall be delivered in person or mailed by certified or first class mail, postage prepaid or sent by courier or by facsimile to the persons at the addresses set forth below (or at other address as may be provided hereunder):

If to Texas United:

Texas United Bancshares, Inc.

202 West Colorado

La Grange, Texas 78945

Facsimile: (979) 968-6513

Attention: Mr. L. Don Stricklin

With a copy to:

Bracewell & Giuliani LLP

711 Louisiana Street, Suite 2300

Houston, Texas 77002

Facsimile: (713) 221-1212

Attention: Ms. Charlotte M. Rasche

If to Express:

The Express Bank of Texas

3434 E. Palm Valley Blvd.

Round Rock, Texas 78664

Facsimile: (512) 334-2266

Attention: Mr. Reese Ryan

With a copy to:

Bruce A. Heitz, Esq.

Heritage Rock

2310 W. Interstate 20, Suite 101

Arlington, Texas 76017

Facsimile: (817) 472-7091

Attention: Mr. Bruce A. Heitz

All notices sent by mail as provided above shall be deemed delivered three (3) days after deposit in the mail. All notices sent by courier as provided above shall be deemed delivered one day after being sent and all notices sent by facsimile shall be deemed delivered upon confirmation of receipt. All other notices, including notices of changes of address, shall be deemed delivered when actually received. Any party to this Agreement may change its address for the giving of notice specified above by giving notice as herein provided.

Section 13.6 Governing Law. All questions concerning the validity, operation and interpretation of this Agreement and the performance of the obligations imposed upon the parties hereunder shall be governed by the laws of the State of Texas, without taking into account provisions regarding choice of law.

Section 13.7 Headings. The headings and titles to the sections of this Agreement are inserted for convenience only and shall not be deemed a part hereof or affect the construction or interpretation of any provision hereof.

Section 13.8 Extension; Waiver . At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 13.9 Severability. Except to the extent that application of this Section 13.9 would have a Material Adverse Effect on Express or Texas United, as applicable, any term or other provision hereof prohibited by or unlawful or unenforceable under any applicable law or any jurisdiction shall as to such jurisdiction be ineffective, without affecting any other provision of this Agreement, or shall be deemed to be severed or modified to conform with such law, and the remaining provisions of this Agreement shall remain in force, provided that the purpose of the Agreement can be effected. To the fullest extent, however, that the provisions of such applicable law may be waived, they are hereby waived, to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms.

Section 13.10 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assigned by any party hereto without the prior written consent of the other parties.

Section 13.11 Entire Agreement. All understandings and agreements heretofore made between the parties hereto are merged in this Agreement which (together with any agreements executed by the parties hereto contemporaneously with or subsequent to the execution of this Agreement) shall be the sole expression of the agreement of the parties respecting the Merger.

Section 13.12 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall be deemed to constitute one and the same instrument.

Section 13.13 Binding on Successors. Except as otherwise provided herein, this Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, trustees, administrators, guardians, successors and assigns.

Section 13.14 Gender. Any pronoun used herein shall refer to any gender, either masculine, feminine or neuter, as the context requires.

Section 13.15 Disclosures. Any disclosure made in any document delivered pursuant to this Agreement or referred to or described in writing in any section of this Agreement or any schedule attached hereto shall be deemed to be disclosure for purposes of any section herein or schedule hereto; provided that the relevance of such disclosure is cross-referenced to such other representations or warranties and is reasonably apparent from the terms of such disclosure.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date first above written.

TEXAS UNITED BANCSHARES, INC.

By:	/s/ L. Don Stricklin
Name:	L. Don Stricklin
Title:	President and Chief Executive Officer

ATTEST:

By:	/s/ Erica Vasek
Its:	Assistant Secretary

STATE BANK

By:	/s/ L. Don Stricklin
Name:	L. Don Stricklin
Title:	President and Chief Executive Officer

ATTEST:

By:	/s/ Erica Vasek
Its:	Assistant Secretary

THE EXPRESS BANK OF TEXAS

By:	/s/ B. L. Corley, Jr.
Name:	B. L. Corley, Jr.
Title:	President

ATTEST:

By:	/s/ Kyle Corley
Its:	Vice President

[Signature Page to Agreement and Plan of Reorganization]